EXHIBIT 4.1

WAIVER AND AMENDMENT AGREEMENT

WAIVER AND AMENDMENT AGREEMENT (this "Agreement"), dated as of January 31, 2022 by and among Palisade Bio, Inc., previously known as "Seneca Biopharma, Inc.", a Delaware corporation, with headquarters at 5800 Armada Drive, Suite 210, Carlsbad, California 92008) ("PALI" or the "Company"), and the investor(s) listed on Schedule I attached hereto (collectively, the "Holder"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Warrants (each as defined below), as applicable.

WHEREAS:

A. In connection with the Securities Purchase Agreement (as amended, the "Primary Financing SPA") by and among Leading BioSciences, Inc., a Delaware corporation ("Private Company"), PALI and the Holder, dated as of December 16, 2020, (x) Private Company issued to the Holder shares of Private Company's Series 1 Preferred Stock and (y) PALI issued to the Holder warrants, in the form attached as Exhibit C to the Primary Financing SPA (as amended, the "Primary Financing Warrants"), which are exercisable to purchase shares (as exercised, collectively, the "Primary Financing Warrant Shares") of PALI's common stock, par value $0.01 per share (the "Common Stock") in accordance with the terms of the Primary Financing Warrants.

B. In connection with the Securities Purchase Agreement (as amended, the "Bridge SPA") by and between Private Company and the Holder, dated as of December 16, 2020, Private Company issued to the Holder (i) on December 17, 2020 (x) senior secured notes and (y) warrants, in the form attached as Exhibit B to the Bridge SPA (as amended, the "First Bridge Warrants"), which are exercisable to purchase shares of Private Company's common stock, in accordance with the terms of the First Bridge Warrants which were exchanged for warrants (the "First Exchange Warrants") to purchase shares (as exercised, collectively, the "First Exchange Warrant Shares") of Common Stock upon the consummation of the transactions contemplated pursuant to that certain Agreement and Plan of Merger, dated as of December 16, 2020, by and among PALI, Leading Private Company and Townsgate Acquisition Sub 1, Inc., a wholly owned subsidiary of PALI (as amended, the "Merger Agreement") and (ii) on February 1, 2021 (x) senior secured notes and (y) warrants, in the form attached as Exhibit B to the Bridge SPA (as amended, the "Second Bridge Warrants"), which are exercisable to purchase shares of Private Company's common stock, in accordance with the terms of the Second Bridge Warrants which were exchanged for Warrants (the "Second Exchange Warrants" and together with the First Exchange Warrants and the Primary Financing Warrants, the "Existing Warrants") to purchase shares (as exercised, collectively, the "Second Exchange Warrant Shares" and together with the First Exchange Warrant Shares and the Primary Financing Warrant Shares, the "Existing Warrant Shares") of Common Stock upon the consummation of the transactions contemplated pursuant to the Merger Agreement,

C. The Existing Warrants contain certain exercise price adjustment provisions that may decrease the Exercise Price (as defined in the exiting Warrants) of the Existing Warrants. Pursuant to this Agreement, PALI and the Holder wish (i) for the Holder to waive certain of these adjustment provisions, and (ii) for PALI to issue additional warrants, in the form attached hereto as Exhibit A (the "January Warrants" and, together with the Existing Warrants, the

EXHIBIT 4.1

"Warrants"), to purchase shares (as exercised, collectively, the "January Warrant Shares") of Common Stock in accordance with the terms of the January Warrants, all pursuant to the terms and conditions set forth herein. The January Warrants and the January Warrant Shares collectively are referred to herein as the "January Securities."

D. E. The waiver, amendments, transactions and other provisions of this Agreement shall be effective (the "Effective Date") upon (i) receipt by PALI of this Agreement duly executed and delivered by the Holder, which alone represents the Required Holders (as defined in the Existing Warrants) and (ii) receipt by the Holder of this Agreement duly executed and delivered by PALI.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PALI and the Holder hereby agree as follows:

1.
Waivers with Respect to Certain Adjustments. As of the Effective Date, the Holder hereby elects to irrevocably waive any adjustment to the Exercise Price of the Existing Warrants pursuant to Section 2(a) of each such Existing Warrant, from and after the Effective Date, including any such adjustment that would have resulted from the issuance of the January Warrant.
2.
Issuance of January Warrants. On the Effective Date, PALI shall issue and deliver to the Holder January Warrants to initially purchase an aggregate number of shares equal to the number of January Warrant Shares set forth opposite the Holder's name in column (3) of Schedule I attached hereto, which number of shares shall be subject to adjustments as set forth therein.
3.
Amendment to Participation Right. Section 5(n)(iii)(2) of the Primary Financing SPA is hereby amended such that the definition of “Offer Period” shall mean the period from which the Holder receives the applicable Offer Notice (as defined in Section 5(n)(iii)(1) of the Primary Financing SPA) until the end of the first (1st) Business Day thereafter.
4.
Leak-Out.
(a)
The Holder agrees solely with the Company that during the period that starts on the Effective Date and ending on the date that the Primary Financing Warrants are either terminated or have been exercised in full, whichever comes first (such period, the "Restricted Period"), neither the Holder, nor any affiliate of the Holder which (x) has or shares discretion relating to the Holder's investments or trading or information concerning the Holder's investments, including in respect of the Primary Financing Warrants and Primary Financing Warrant Shares, or (y) is subject to such Holder's review or input concerning such affiliate's investments or trading, collectively, shall sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) on any Trading Day during the Restricted Period (any such date, a "Date of Determination"), any securities of the Company (collectively, the "Restricted Securities"), in an amount representing more than 6% of the trading volume of Common Stock as reported by Bloomberg, LP on each applicable Date of Determination; provided, however, that such percentage shall be 12% of the trading volume of Common Stock as reported by Bloomberg,

EXHIBIT 4.1

LP on each applicable Date of Determination in the event the trading volume of Common Stock as reported by Bloomberg, LP on such applicable Date of Determination equals or exceeds 200% of the arithmetic average of the trading volume of Common Stock as reported by Bloomberg, LP on the five (5) Trading Days immediately preceding such Date of Determination.
(b)
Notwithstanding in this Section 4 to the contrary, during the Restricted Period, the Holder may, directly or indirectly, sell or transfer all, but not less than all, of any Restricted Securities to any Person (an "Assignee") in a transaction which does not need to be reported on the consolidated tape on the Principal Market, without complying with (or otherwise limited by) the restrictions set forth in this Section 4; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver an agreement providing for the same terms as set forth in this Section 4.
5.
Restriction on Primary Offerings by the Company. During the 45 days following the Effective Date, except for Excluded Securities (as defined in the Existing Warrants), the Company shall not (1) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries' debt, equity, equity linked or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for the Company’s equity securities, equity linked or equity equivalent securities (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement"), (2) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit or "at-the-market" offering, whereby the Company may issue securities at a future determined price, (3) be party to any solicitations or negotiations with regard to the foregoing or (4) file any registration statement with the Securities and Exchange Commission (“SEC”) other than Exempt Registration Statements (as defined in the Primary Financing SPA) or a Registration Statement for the resale of the January Warrant Shares (the “Registration Statement”).
6.
Registration Rights. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holder) any of its Common Stock under the Securities Act in connection with the public offering of such securities (other than on an Exempt Registration Statement) (a “Primary Registration”) before the Registration Statement has been declared effective by the SEC, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the request of each Holder given promptly after such notice is given by the Company, the Company shall, cause to be registered all of the Registrable Securities (as defined in the January Warrants) that each such Holder has requested to be either included in such registration of registered for resale on a separate registration statement filed concurrently with the registration statement for such Primary Registration and shall cause such Primary Registration to be declared effective as promptly as practicable following the filing thereof. Subject to the immediately following sentence, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. In any event, the Company shall file the Registration Statement on the earlier of (i) April 30, 2022 and (ii) within 14 days following the Company’s filing of its annual report on Form 10-K for the period ended on December 31, 2021. Once the Company files the Registration Statement registering the January Warrant Shares for

EXHIBIT 4.1

resale by the Holder in accordance with this Section 6, the terms and conditions of that certain Registration Rights Agreement by and between the Holder and PALI, dated as of December 16, 2020, as amended (the "RRA"), shall apply and the January Warrant Shares shall be deemed Registrable Securities thereunder.
7.
Mutual Representations and Warranties. The Holder represents and warrants to PALI, and PALI represents and warrants to the Holder as of the date hereof and as of the Effective Date that: such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. This Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies; The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder. For purposes of this Agreement, "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof
8.
Holder Representations and Warranties.
(a)
No Public Sale or Distribution. The Holder is (i) acquiring the January Warrants and (ii) upon exercise of the January Warrants (other than pursuant to a Cashless Exercise (as defined in the January Warrants)) will acquire the January Warrant Shares issuable upon exercise of the January Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "1933 Act"); provided, however, that by making the representations herein, the Holder does not agree to hold any of the January Securities for any minimum or other specific term and reserves the right to dispose of the January Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. The Holder is acquiring the January Securities hereunder in the ordinary course of its business. The Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the January Securities.
(b)
Accredited Investor Status; No Disqualification Events. The Holder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. To the extent the Holder is a beneficial owner of 10% or more of Common Stock as of the date hereof or as of the Effective Date, none of (i) the Holder, (ii) any of the Holder's directors, executive officers, other

EXHIBIT 4.1

officers that may serve as a director or officer of any company in which it invests, general partners or managing members, or (iii) any beneficial owner of PALI's voting equity securities (in accordance with Rule 506(d) of the 1933 Act) held by the Holder is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a "Disqualification Event"), except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the 1933 Act and disclosed reasonably in advance of the Effective Date in writing in reasonable detail to PALI.
(c)
Reliance on Exemptions. The Holder understands that the January Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that PALI is relying in part upon the truth and accuracy of, and the Holder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the January Securities.
(d)
Information. The Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of PALI and materials relating to the offer and sale of the January Securities that have been requested by the Holder. The Holder and its advisors, if any, have been afforded the opportunity to ask questions of PALI. Neither such inquiries nor any other due diligence investigations conducted by the Holder or its advisors, if any, or its representatives shall modify, amend or affect the Holder's right to rely on PALI's representations and warranties contained herein. The Holder understands that its investment in the January Securities involves a high degree of risk. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the January Securities. The Holder acknowledges and agrees that Ladenberg Thalmann & Co. Inc. (the "Financial Advisor") nor any Affiliate (as defined in Rule 144) of the Financial Advisor has provided the Holder with any information or advice with respect to the January Securities nor is such information or advice necessary or desired. Neither the Financial Advisor nor any Affiliate has made or makes any representation as to PALI or the quality of the January Securities and the Financial Advisor and any Affiliate may have acquired non-public information with respect to PALI which the Holder agrees need not be provided to it. In connection with the issuance of the January Securities to the Holder, neither the Financial Advisor nor any of its Affiliates has acted as a financial advisor or fiduciary to the Holder.
(e)
No Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the January Securities or the fairness or suitability of the investment in the January Securities nor have such authorities passed upon or endorsed the merits of the offering of the January Securities.
(f)
Transfer or Resale. The Holder understands that except as provided herein: (i) the January Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to PALI an opinion of counsel, in a form reasonably acceptable to PALI, to the effect that such January Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Holder provides PALI with reasonable assurance that such January

EXHIBIT 4.1

Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144") or to an accredited investor in a private transaction exempt from the registration requirements of the 1933 Act; (ii) any sale of the January Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the January Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither PALI nor any other Person is under any obligation to register the January Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the January Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the January Securities and such pledge of January Securities shall not be deemed to be a transfer, sale or assignment of the January Securities hereunder, and the Holder effecting a pledge of January Securities shall not be required to provide PALI with any notice thereof or otherwise make any delivery to PALI pursuant to this Agreement or any other agreement, including, without limitation, this Section 6(f).
(g)
Legends. The Holder understands that the certificates or other instruments representing the January Warrants and, until such time as the resale or exchange of the January Warrant Shares have been registered under the 1933 Act as contemplated by the RRA, the stock certificates representing the January Securities, except as set forth below, shall bear a restrictive legend in the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (x) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

EXHIBIT 4.1

The legend set forth above shall be removed and PALI shall issue a certificate without such legend to the holder of the January Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such January Securities are registered for resale under the 1933 Act or exchanged for other securities in a transaction registered under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides PALI with an opinion of counsel, in a form reasonably acceptable to PALI, to the effect that such sale, assignment or transfer of the January Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) the January Securities can be sold, assigned or transferred pursuant to Rule 144. PALI shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance. If PALI shall fail for any reason or for no reason to issue to the holder of the January Securities within two (2) Trading Days (as defined in the January Warrants) after the occurrence of any of (i) through (iii) above (the initial date of such occurrence, the "Legend Removal Date" and such failure, a "Legend Removal Failure"), a certificate without such legend to such holder or to issue such January Securities to such holder by electronic delivery at the applicable balance account at DTC, then, in addition to all other remedies available to such holder, PALI shall pay in cash to such holder on each day after the second (2nd) Trading Day after the Legend Removal Date and during such Legend Removal Failure an amount equal to 2.0% of the product of (i) the number of shares represented by such certificate, and (ii) any trading price of the Common Stock selected by the holder in writing as in effect at any time during the period beginning on the applicable Legend Removal Date and ending on the date PALI makes the applicable cash payment, and if on or after such Trading Day the holder purchases (in an open market transaction or otherwise) Common Stock relating to the applicable Legend Removal Failure, then PALI shall, within two (2) Trading Days after the holder's request and in the holder's discretion, either (i) pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the "Legend Buy-In Price"), at which point the obligation of PALI to deliver such unlegended January Securities shall terminate, or (ii) promptly honor its obligation to deliver to the holder such unlegended January Securities as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Legend Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the holder in writing as in effect at any time during the period beginning on the applicable Legend Removal Date and ending on the date PALI makes the applicable cash payment. PALI shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

(h)
Acknowledgements. The Holder acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including securities such as the January Warrants and the Common Stock, and further acknowledges that PALI is entering into this Agreement with the Holder in reliance on this acknowledgment and with the Holder’s understanding, acknowledgment and agreement that PALI is privy to non-public information regarding PALI (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as the Holder, when making investment disposition decisions, including the decision to enter into this Agreement. The Holder has specifically requested that it not be provided with any such Non-Public Information and the Holder’s decision to enter into this Agreement is being made with full recognition and acknowledgment that PALI is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Holder. The Holder hereby waives any claim, or potential claim, it has or may have against PALI relating to PALI’s possession of Non-Public Information.

EXHIBIT 4.1

9.
PALI Representations and Warranties and Covenants.
(a)
Issuance of January Securities. The issuance of the January Warrants are duly authorized and, upon issuance in accordance with the terms of this Agreement, the January Warrants shall be validly issued and free from all preemptive or similar rights (except for those which have been validly waived prior to the date hereof), taxes, liens and charges and other encumbrances with respect to the issue thereof. As of the Effective Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise in full of all of the January Warrants then outstanding without regard to any limitation on exercise set forth therein, (the "Required Reserve Amount") (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events relating to the Common Stock occurring after the date hereof). Upon exercise of the January Warrants in accordance with the January Warrants, the January Warrant Shares when issued will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by PALI of the January Warrants and the July Warrant Shares is exempt from registration under the 1933 Act.
(b)
No General Solicitation. Neither PALI, nor any of the PALI Subsidiaries or their affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the January Securities. As used in this Agreement, "PALI Subsidiaries" means any entity in which PALI, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.
(c)
No Integrated Offering. None of PALI, the PALI Subsidiaries their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the January Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the January Securities to require approval of stockholders of PALI for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of PALI are listed or designated for quotation. None of PALI, the PALI Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the January Securities under the 1933 Act or cause the offering of any of the January Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.
(d)
Application of Takeover Protections; Rights Agreement. PALI and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under its Certificate of Incorporation and its bylaws, or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to the Holder

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as a result of the transactions contemplated by this Agreement, including, without limitation, PALI's issuance of the January Securities and the Holder's ownership of the January Securities. PALI and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of PALI or any of the PALI Subsidiaries.
(e)
Investment Company Status. Neither PALI nor any of the PALI Subsidiaries is, and upon consummation of the sale of the January Securities, and for so long as the Holder holds any January Securities, will not be, an "investment company," an affiliate of an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.
(f)
Acknowledgment Regarding Holder's Trading Activity. PALI acknowledges and agrees that (i) the Holder has not been asked to agree, nor has the Holder agreed, to desist from purchasing or selling, long and/or short, securities of PALI, or "derivative" securities based on securities issued by PALI or to hold the January Securities for any specified term; (ii) the Holder, and counter-parties in "derivative" transactions to which any the Holder is a party, directly or indirectly, presently may have a "short" position in the Common Stock and (iii) the Holder shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction. PALI further understands and acknowledges that (a) the Holder may engage in hedging and/or trading activities at various times during the period that the January Securities are outstanding, including, without limitation, during the periods that the value of the January Warrant Shares are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders' equity interest in PALI both at and after the time the hedging and/or trading activities are being conducted. PALI acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the January Warrants or any of the documents executed in connection herewith.
(g)
Manipulation of Price. PALI has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of PALI to facilitate the sale or resale of any of the January Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the January Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of PALI.
(h)
U.S. Real Property Holding Corporation. Neither PALI nor any of the PALI Subsidiaries is, or has ever been, and so long as any of the January Securities are held by the Holder, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and PALI and each PALI Subsidiary shall so certify upon the Holder's request.
(i)
Eligibility for Registration. PALI is eligible to register the January Warrant Shares for resale by the Holder using Form S-3 promulgated under the 1933 Act.

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(j)
Transfer Taxes. On the Effective Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the January Securities to be sold to the Holder hereunder will be, or will have been, fully paid or provided for by PALI, and all laws imposing such taxes will be or will have been complied with.
(k)
Shell Company Status. PALI is not, and has never been, an issuer identified in, or subject to, Rule 144(i)(1) of the 1933 Act.
(l)
No Disqualification Events. With respect to the January Securities to be offered and sold hereunder, none of PALI, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of PALI participating in the offering hereunder, any beneficial owner of 20% or more of PALI's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with PALI in any capacity at the time of sale (each, a "PALI Covered Person" and, together, "PALI Covered Persons") is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). PALI has exercised reasonable care to determine whether any PALI Covered Person is subject to a Disqualification Event. PALI has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Holder a copy of any disclosures provided thereunder.
(m)
Other Covered Persons. PALI is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Holder or potential purchasers in connection with the sale of any January Securities.
(n)
Notice of Disqualification Events. PALI will notify the Holder and the Placement Agent in writing, prior to the Effective Date of (i) any Disqualification Event relating to any PALI Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any PALI Covered Person.
(o)
Issued and Outstanding Shares. As of the date hereof, PALI has issued and outstanding 11,279,716 shares of Common Stock (which number includes shares issued to the Escrow Agent (as defined in the Primary Financing SPA)).
(p)
Holding Period. PALI hereby acknowledges and agrees that the holding period for the Existing Warrants and Existing Warrant Shares for purposes of Rule 144(d), commenced on April 27, 2021 and, accordingly, as long as the Holder is not an affiliate of PALI at the time of a proposed sale and has not been an affiliate of PALI during the three (3) months preceding such proposed sale, the Existing Warrant Shares may, as of October 27, 2021, be sold pursuant to Rule 144 subject to the requirement for PALI to be in compliance with Rule 144(c)(1).
(q)
Cleansing. PALI hereby agrees to publicly disclose on or before 8:30 a.m., New York City time, on the first Trading Day following the Effective Date, on a Current Report on Form 8-K (and attaching the form of this Agreement and the form of the January Warrants as exhibits to such filing (including all schedules and attachments), the "8-K Filing"), the transactions as contemplated by this Agreement in accordance with applicable laws, rules and regulations. Immediately following the filing of the 8-K Filing, the Holder shall not be in possession of any material, nonpublic information received from PALI, any of its Subsidiaries or

EXHIBIT 4.1

any of its respective officers, directors, affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, PALI acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between PALI, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. PALI understands and confirms that the Holder and its affiliates will rely on the foregoing representations in effecting transactions in securities of PALI. PALI shall not disclose the name of the Holder or any of its affiliates in the 8-K Filing or in any other filing, announcement, release or otherwise without the prior written consent of the Holder.
10.
Assignment of Existing Warrants. The Holder shall not sell, assign or transfer any of the Existing Warrants without providing the buyer, assignee or transferee of such Existing Warrants being sold, assigned or transferred with a copy of this Agreement and making such transaction expressly subject to the terms of this Agreement.
11.
Amendment. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of PALI and the Required Holders (as defined in the Warrants and the RRA). Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Holder and PALI. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all the holders of the Warrants.
12.
Miscellaneous.
(a)
PALI shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and the January Warrants and transactions contemplated hereby and thereby, by paying any such amount to Schulte Roth & Zabel LLP (the "Holder Counsel Expense") within two (2) Business Days of receiving the invoice of Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP; provided that the aggregate amount of the Holder Counsel Expense shall not exceed $25,000. The Holder Counsel Expense shall be paid by PALI whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
(b)
Except as expressly modified by this Agreement, the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants shall remain in full force and effect in accordance with their terms. This Agreement shall be deemed an amendment to each of the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants and shall become effective as of the Effective Date. The terms of this Agreement amend and modify the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants as if fully set forth in the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants, respectively. As of the date hereof, (i) all references in the RRA to "the Agreement" or "this Agreement" and all

EXHIBIT 4.1

references in the Transaction Documents (as defined in the Primary Financing SPA) to "the Registration Rights Agreement" shall refer to the RRA, as modified by this Agreement, (ii) all references in the Primary Financing Warrants to "this Warrant" or the "SPA Warrants" and all references in the Transaction Documents (as defined in the Primary Financing SPA) to "the Warrants" shall refer to the Primary Financing Warrants, as modified by this Agreement and (iii) all references in the Exchange Warrants to "this Warrant" or the "Bridge SPA Warrants" and all references in the Transaction Documents (as defined in the Bridge SPA) to "the Warrants" shall refer to the Exchange Warrants, as modified by this Agreement. If there is any conflict between the terms, conditions and obligations of this Agreement and the Primary Financing SPA, the Bridge SPA, the RRA or the Existing Warrants, this Agreement's terms, conditions and obligations shall control.
(c)
The provisions of this Agreement shall be effective, and shall only be effective, upon (i) receipt by PALI of this Agreement duly executed and delivered by the Holder, which alone represents the Required Holders (as defined in the Warrants and the RRA) and (ii) receipt by the Holder of this Agreement duly executed and delivered by PALI.
(d)
Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to PALI:

Palisade Bio, Inc.

5800 Armada Drive, Suite 210

Carlsbad, California 92008

Telephone: 858-704-4900

Attention: Chief Financial Officer

E-mail: info@palisadebio.com

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Telephone: 858-550-6088

Attention: Karen E. Deschaine, Esq.

E-mail: kdeschaine@cooley.com

EXHIBIT 4.1

If to Legal Counsel:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer Klein, Esq.

Email: eleazer.klein@srz.com

If to the Holder, to its address, facsimile number or email address set forth on Schedule I attached hereto, with copies to the Holder's representatives as set forth on Schedule I attached hereto, or to such other address, facsimile number and/or email address to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or e-mail transmission containing the time, date, recipient facsimile number or e-mail address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(e)
Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.
(f)
All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

EXHIBIT 4.1

(g)
If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(h)
This Agreement, the other Transaction Documents (as defined in the Primary Financing SPA and the Bridge SPA) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes in their entirety all prior negotiations and agreements with respect to such subject matter, whether written or oral. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.
(i)
Subject to the requirements of Section 7, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.
(j)
The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(k)
This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(l)
Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(m)
The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

EXHIBIT 4.1

(n)
This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and PALI have caused their respective signature page to this Waiver and Amendment Agreement to be duly executed as of the date first written above.

COMPANY:
PALISADE BIO, INC. By: /s/ J. D. Finley Name: J. D. Finley Title: Chief Financial Officer

[Signature Page to Waiver and Amendment Agreement]

IN WITNESS WHEREOF, the Holder and PALI have caused their respective signature page to this Waiver and Amendment Agreement to be duly executed as of the date first written above.

HOLDER:
Altium Growth Fund, LP By: /s/ Mark Gottlieb Name: Mark Gottlieb Title: COO

[Signature Page to Waiver and Amendment Agreement]

SCHEDULE I

(1)	(2)	(3)	(4)
Holder	Address and Facsimile Number	Number of January Warrant Shares	Legal Representative's Address and Facsimile Number
Altium Growth Fund, LP	c/o Altium Capital Management, LP 152 West 57th Street, 20th Floor New York, NY 10019 Attention: Joshua Thomas Telephone: 212-259-8404 E-mail: jthomas@altiumcap.com	2,250,000	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Exhibit A

Form of January Warrant

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

PALISADE BIO, INC.

Warrant To Purchase Common Stock

Warrant No.: J-02

Number of Shares of Common Stock: 2,250,000

Date of Issuance: January 31, 2022 ("Issuance Date")

Palisade Bio, Inc., a Delaware corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Altium Growth Fund, LP, the registered holder hereof or its permitted assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after July 31, 2022 (the "Initial Exercisability Date"), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), 2,250,000 fully paid nonassessable shares of Common Stock, subject to adjustment as provided herein (the "Warrant Shares"). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this "Warrant"), shall have the meanings set forth in Section 19. This Warrant is one of the Warrants to purchase Common Stock (the "Waiver Warrants") issued pursuant to Section 4 of that certain Waiver and Amendment Agreement, dated as of January 31, 2022 (the "Effective Date"), by and among the Company and the initial Holder referred to therein (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Waiver and Amendment Agreement").

1.
EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, but not after 11:59 p.m., New York time, on the Expiration Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), of the Holder's election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the "Aggregate Exercise Price") in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)(1)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice to the Company, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the applicable Share Delivery Date, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and (A) the applicable Warrant Shares are subject to an effective resale registration statement in favor of the Holder or (B) if exercised via Cashless Exercise, at a time when Rule 144 would be available for resale of the applicable Warrant Shares by the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (A) the applicable Warrant Shares are not subject to an effective resale registration statement in favor of the Holder and (B) if exercised via Cashless Exercise, at a time when Rule 144 would not be available for resale of the applicable Warrant Shares by the Holder, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including, without limitation, for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than two (2) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 8(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company's obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. While any Waiver Warrants remain outstanding, the Company shall use a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

(b) Exercise Price. For purposes of this Warrant, "Exercise Price" means $1.10 per share, subject to adjustment as provided herein.

(c) Company's Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company's share register or if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder's balance account with DTC, for such number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise of this Warrant or (II) if the Registration Statement covering the resale of the Warrant Shares that are the subject of the Exercise Notice (the "Unavailable Warrant Shares") is not available for the resale of such Unavailable Warrant Shares and the Company fails to promptly, but in no event later than as is required pursuant to the Waiver and Amendment Agreement (x) so notify the Holder in writing and (y) deliver the Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a "Notice Failure" and together with the event described in clause (I) above, an "Exercise Failure"), then, in addition to all other remedies available to the Holder, (X) the Company shall pay in cash to the Holder on each day after the applicable Share Delivery Date and during such Exercise Failure an amount equal to 1.5% of the product of (A) the number of shares of Common Stock not issued to the Holder on or prior to the applicable Share Delivery Date and to which the Holder is entitled, and (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable date of delivery of the applicable Exercise Notice and ending on the applicable Share Delivery Date, and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company's share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise hereunder or pursuant to the Company's obligation pursuant to clause (ii) below or (II) a Notice Failure occurs, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock relating to the applicable Exercise Failure (a "Buy-In"), then the Company shall, within two (2) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such shares of Common Stock) or credit the Holder's balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder's balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date of delivery of the applicable Exercise Notice and ending on the applicable Share Delivery Date. Nothing herein shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise.

(1) Notwithstanding anything contained herein to the contrary, if the Registration Statement covering the resale of the Unavailable Warrant Shares is not available for the resale of such Unavailable Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= as applicable: (i) the Weighted Average Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of "regular trading hours" (as defined in Rule 600(b)(77) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (x) the Weighted Average Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice or (y) the Bid Price of the Common Stock on the principal trading market for the Common Stock as reported by Bloomberg as of the time of the Holder's execution of the applicable Exercise Notice if such Exercise Notice is executed during "regular trading hours" on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of "regular trading hours" on a Trading Day) pursuant to Section 1(a) hereof or (iii) the Weighted Average Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of "regular trading hours" on such Trading Day.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(2) For purposes of Rule 144(d), the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares for purposes of Rule 144(d), shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Waiver and Amendment Agreement. The Company agrees not to take any position contrary to this Section 1(d).

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(f) Beneficial Ownership Limitation on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section

1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the "SEC"), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number"). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) promptly notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the "Reduction Shares") and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm in writing by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Maximum Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio and any portion of this Warrant so exercised shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Waiver Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise in full of all of this Warrant then outstanding without regard to any limitation on exercise set forth herein (the "Required Reserve Amount" and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require the Company to pay to the Holder within two (2) Trading Days of the applicable exercise, cash in an amount equal to the product of (i) the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g) and (ii) the highest Weighted Average Price during the period beginning on the date of such attempted exercise and the date that the Company makes the applicable cash payment.

2.
ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.
RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, Options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the Effective Date, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein as if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).
4.
PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time following the Effective Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Fundamental Transactions. If a Fundamental Transaction occurs or is consummated, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(f) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(f) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its Parent Entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the "Company" shall be added to the term "Company" under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant referring to the "Company" shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant.

(c) Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the ninetieth (90th) day after the occurrence or consummation of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Fundamental Transaction; provided, however, that, if such Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with such Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with such Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five (5) Business Days of the Holder's election and (ii) the date of consummation of the Fundamental Transaction.

5.
REDEMPTION AT THE COMPANY'S OPTION. All, but not less than all, of this Warrant may be redeemed (the "Redemption"), at the option of the Company, at any time prior to the Expiration Date, at the price equal to the product obtained by multiplying (i) the number of Warrant Shares issuable upon full exercise of this Warrants (without regard to any limitation in Section 1(f) on the exercise of this Warrant) and (ii) $0.01 (the "Redemption Price"), provided that the Weighted Average Price of the Common Stock has been at least 150% of the Exercise Price (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period), on each of ten (10) Trading Days within any twenty (20) Trading Day period ("20-Day Trading Period") ending on the third (3rd) Trading Day prior to the date on which the Redemption Notice

(as defined below) is given and provided further that (i) there is a current registration statement in effect with respect to the resale of the Warrant Shares by the Holder for each day in the 20-Day Trading Period and continuing each day thereafter until the Redemption Date (defined below); (ii) on each day in the 20-Day Trading Period and continuing each day thereafter until the Redemption Date, the Holder shall not be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or Affiliates; (iii) the shares of Common Stock issuable upon exercise of this Warrant are duly reserved, authorized and listed and eligible for trading without restriction on an Eligible Market; (iv) on each day in the 20-Day Trading Period and continuing each day thereafter until the Redemption Date, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market; and (v) on each day in the 20-Day Trading Period and continuing each day thereafter until the Redemption Date, the daily dollar trading volume of the Common Stock on the Principal Market as reported by Bloomberg shall be at least $500,000. In the event the Company shall elect to redeem this Warrant, the Company shall deliver a written notice (the "Redemption Notice") to the Holder and the holders of the other Waiver Warrants indicating the date for the Redemption and the payment of the Redemption Price shall be the tenth (10th) Trading Day following delivery of the Redemption Notice to the Holder and the holders of the other Waiver Warrants (the "Redemption Date") to the extent the Holder shall not have exercised this Warrant prior to the Redemption Date. The Redemption Notice shall be irrevocable. The Company shall make a public announcement if its election to cause a redemption pursuant to this Section 5 on a Current Report on Form 8-K concurrently with, or prior to, the delivery of the Redemption to the Holder and the holder of the other Waiver Warrants. The Redemption Price shall be paid on the Redemption Date by wire transfer of immediately available funds to an account designated by the Holder. The Warrants may be exercised at any time after the Redemption Notice shall have been given by the Company pursuant to this Section 5 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price. If the Company elects to cause a redemption pursuant to Section 5, then it must simultaneously take the same action in the same proportion with respect to all of the other Waiver Warrants.
6.
NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Waiver Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Waiver Warrants, the Required Reserve Amount of shares of Common Stock.

7.
WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
8.
REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Waiver Warrants for fractional Warrant Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9.
NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 8(c) of the Waiver and Amendment Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.
10.
AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. Any change, amendment or waiver pursuant to the immediately preceding sentence shall be binding on the Holder of this Warrant and all holders of the Waiver Warrants.
11.
GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 8(c) of the Waiver and Amendment Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. EACH OF THE COMPANY AND HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.
12.
CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
13.
DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall cause the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within one (1) Business Day of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
14.
REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the Waiver and Amendment Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.
TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, except as may otherwise be required by Section 6(g) of the Waiver and Amendment Agreement.
16.
SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the Company and the Holder as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company or the Holder or the practical realization of the benefits that would otherwise be conferred upon the Company and the Holder. The Company and the Holder will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
17.
DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.
18.
PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Warrant is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Warrant or to enforce the provisions of this Warrant or (b) there occurs any bankruptcy, reorganization, receivership of the company or other proceedings affecting company creditors’ rights and involving a claim under this Warrant, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.
19.
CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) "1933 Act" means the Securities Act of 1933, as amended.

(b)"Affiliate" shall have the meaning ascribed to such term in Rule 405 promulgated under the 1933 Act or any successor rule.

(c) "Attribution Parties" means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) "Bid Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Eligible Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(e) "Black Scholes Value" means the value of this Warrant calculated using the Black-Scholes Option Pricing Model obtained from the "OV" function on Bloomberg determined as of the day immediately following the public announcement of the applicable contemplated Fundamental Transaction, or, if such contemplated Fundamental Transaction is not publicly announced, the date such Fundamental Transaction has occurred or is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, or, if such contemplated Fundamental Transaction is not publicly announced, the date such Fundamental Transaction has occurred or is consummated, (iii) the underlying price per share used in such calculation shall be the greater of (x) the highest Weighted Average Price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the applicable Fundamental Transaction and ending on (A) the Trading Day immediately following the public announcement of such contemplated Fundamental Transaction, if the applicable contemplated Fundamental Transaction is publicly announced or (B) the Trading Day immediately following the consummation of the applicable Fundamental Transaction if the applicable contemplated Fundamental Transaction is not publicly announced and (y) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction, (iv) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction or, if such applicable contemplated Fundamental Transaction is not publicly announced, the date such Fundamental Transaction has occurred or is consummated, (v) a zero cost of borrow and (vi) a 365 day annualization factor.

(f) "Bloomberg" means Bloomberg Financial Markets.

(g) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to "stay at home", "shelter-in-place", "non-essential employee" or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

(h) "Common Stock" means (i) the Company's shares of common stock, par value $0.01 per share, and (ii) any capital stock into which such Common Stock shall be changed or any capital stock resulting from a reclassification, reorganization or recapitalization of such Common Stock.

(i) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(j) "Designee" means Altium Capital Management, LP.

(k) "Eligible Market" means the Principal Market, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange.

(l) "Expiration Date" means the date sixty (60) months after the later of (i) the Registration Date and (ii) the Initial Exercisability Date or, if such date falls on a Holiday, the next day that is not a Holiday.

(m) "Fundamental Transaction" means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule

1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either: (x) 50% of the outstanding shares of Common Stock; (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Effective Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(n) "Group" means a "group" as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(o) "Holiday" means a day other than a Business Day or on which trading does not take place on the Principal Market (or then other primary Eligible Market with respect to the Common Stock).

(p) "Options" means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(q) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(r) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(s) "Principal Market" means the Eligible Market that is the principal securities exchange for the Common Stock.

(t) "Registrable Securities" shall mean the securities issued and issuable upon exercise of this Warrant and any capital stock of the Company issued or issuable with respect to the Warrant Shares or the this Warrants, in each case, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on the exercise of this Warrant.

(u) "Registration Date" means the first date all, but not less than all, Registrable Securities are registered by the Company for resale by the Holder pursuant to one or more effective Registration Statement(s).

(v) "Registration Statement" shall have the meaning ascribed to such term in the Waiver and Amendment Agreement.

(w) "Required Holders" means the holders of the Waiver Warrants representing at least a majority of the shares of Common Stock underlying the Waiver Warrants then outstanding and shall include the Designee so long as the Designee or any of its Affiliates holds any Waiver Warrants.

(x) "Rule 144" means Rule 144 promulgated under the 1933 Act or any successor rule.

(y) "Share Delivery Date" means the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder delivers the applicable Exercise Notice to the Company, so long as the Holder delivers the applicable Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the earlier of (i) the second (2nd) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice to the Company and (ii) the number of Trading Days comprising the Standard Settlement Period following the date on which the Holder has delivered the applicable Exercise Notice to the Company (provided that if the applicable Aggregate Exercise Price (or applicable notice of a Cashless Exercise) has not been delivered to the Company by such date, the applicable Share Delivery Date shall be one (1) Trading Day after the Holder has delivered the applicable Aggregate Exercise Price (or applicable notice of a Cashless Exercise) to the Company.

(z) "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the Company's primary Eligible Market with respect to the Common Stock as in effect on the date of delivery of the applicable Exercise Notice.

(aa) "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(bb) "Subsidiary" means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(cc) "Successor Entity" means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(dd) "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(ee) "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or Pink Open Market (f/k/a OTC Pink) published by the OTC Markets Group, Inc. (or similar organization or agency succeeding to its functions of reporting prices). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term "Weighted Average Price" being substituted for the term "Exercise Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction relating to the Common Stock during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

Palisade Bio, Inc.

By:

Name:

Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

PALISADE BIO, INC.

The undersigned holder hereby exercises the right to purchase _________________ shares of Common Stock ("Warrant Shares") of Palisade Bio, Inc., a Delaware corporation formerly known as Seneca Biopharma, Inc. (the "Company"), evidenced by the attached Warrant to Purchase Common Stock (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a "Cash Exercise" with respect to _________________ Warrant Shares; and/or

____________ a "Cashless Exercise" with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ shares of Common Stock representing the applicable Net Number.

____________ an "Alternative Cashless Exercise" with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ shares of Common Stock.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

4. Please issue the Common Stock into which the Warrant is being exercised to the Holder, or for its benefit, as follows:

 Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Address: _________________________________________

Telephone Number: ________________________________

Email Address:

 Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number: _________________________________________

Account Number: ________________________________

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Date: _______________ __, ______

Name of Registered Holder

By:

Name:

Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer & Trust Company, LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated December 16, 2020 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company, LLC.

Palisade Bio, Inc.

By:________________________________

Name:

Title: